Exhibit 99.1

For Immediate Release

May 19, 2021

Standard Power Announces 200 MW Agreement with Cipher Mining in Ohio

Standard Power announced today that it has entered into a contract with Cipher Mining Technologies, Inc. (“Cipher”), a newly formed US-based Bitcoin mining company, to provide hosting capacity that will accommodate 200 megawatts (MW) of power capacity for Cipher’s planned operations. Cipher will also have an option to secure additional hosting capacity to allow for another 100 MW of power capacity.

Cipher was formed by Bitfury Group with a key mission to become the leading U.S. blockchain mining company. Cipher announced on March 5, 2021 that it had entered into a definitive agreement for a business combination with Good Works Acquisition Corp. (Nasdaq: GWAC) (“Good Works”), a U.S. publicly-traded special purpose acquisition company. As a stand-alone company, Cipher expects to become a U.S. Bitcoin mining champion by developing approximately 745 MW of mining capacity by 2025.  Standard Power will be working closely with Bitfury to secure supply of its advanced BlockBox Air Cooled (BBAC) containerized data centers to host Cipher’s miners.

“We selected Ohio because of its low electricity costs with availability of renewable and carbon-free sources of energy and favorable ambient environment without large temperature extremes, humidity or dustiness. We have proactively structured our hosting capabilities to ensure that 100% of the power associated with this 200MW is carbon-free.  Ohio has proven itself to be a strong partner for technology companies with its forward-thinking incentive policies and support for development of new technologies.” said Maxim Serezhin, Standard Power’s Chief Executive Officer.

Cipher’s Chief Executive Officer Tyler Page said, “We are very excited by our partnership with Standard Power given their sustainable source of competitively-priced power, the quality of the team, and their ability to help us execute in a timely manner on our planned 745 MW rollout. This agreement further positions us to become the leading Bitcoin miner in the United States.”

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About Standard Power

With its partnership with Cipher, Standard Power will be a leading infrastructure service provider for advanced data processing companies and a leading hosting provider for blockchain mining companies. Providing services from early 2019, Standard Power has a pipeline of over 1,000MW of power capacity in development. Standard Power leverages its infrastructure management expertise to develop data centers that lead the industry in efficiency. As part of its Tier III+ data center designs, Standard Power focuses on technologies that support high performance computing and is one of the first to adopt liquid 2-phase immersion cooling technology. Standard Power has developed robust designs and systems to provide large scale blockchain mining infrastructure to its institutional partners.

About Cipher

Cipher will be established as an industrial-scale Bitcoin mining company dedicated to expanding and strengthening the Bitcoin network’s critical infrastructure. Our goal is to be the leading Bitcoin mining company in the United States. We expect that the operations at our four initial planned data centers in Ohio and Texas will enable the Bitcoin network to continue to operate and flourish. Through our business model, Cipher expects to operate powerful computers that mine Bitcoin and validate transactions on the Bitcoin network. We believe Cipher will leverage our best-in-class technology, market-leading power purchase arrangements, and a seasoned, dedicated senior management team to become the market leader in Bitcoin mining. Cipher Mining Technologies Inc. announced on March 5, 2021 that it had entered into a definitive agreement for a business combination with Good Works Acquisition Corp. (Nasdaq: GWAC) (“Good Works”), a U.S. publicly-traded special purpose acquisition company. Upon the closing of that transaction, the combined company will be named Cipher Mining Inc. (“Cipher” or the “Company”) and is expected to be listed on the Nasdaq under the new ticker symbol “CIFR”.

About Good Works

Good Works is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities.  The Good Works name reflects the fact that its management and directors donated half of their founder shares to charitable organizations in light of the impact that COVID-19 has had on the ability of non-profits to generate contributions and revenues. The Company’s management team consists of Messrs. Fred Zeidman, CEO and Co-Chairman, Douglas Wurth, Co-Chairman, and Cary Grossman, President.  I-B Good Works, LLC, an affiliate of I-Bankers Securities is the sponsor of Good Works. Good Works is a publicly-traded special purpose acquisition company, or SPAC, with approximately $170 million in trust. Management of Good Works has deep experience in private equity investing, corporate finance and executive level management in a number of industries. In addition, they have experience in Bitcoin mining through involvement in a Power Hosting Company and have extensive experience in SPAC mergers and board governance of public and private companies.

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Forward Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination between Good Works Acquisition Corp. (“Good Works”) and Cipher Mining Technologies Inc. (“Cipher”), including statements regarding the benefits of the proposed business combination, the anticipated timing of the proposed business combination, the services offered by Cipher and the markets in which Cipher operates, business strategies, debt levels, industry environment, potential growth opportunities, the effects of regulations and Good Works’ or Cipher’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of Good Works’ securities; (ii) the risk that the proposed business combination may not be completed by Good Works’ business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Good Works; (iii) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by the stockholders of Good Works, the satisfaction of the minimum trust account amount following redemptions by Good Works’ public stockholders and the receipt of certain governmental and regulatory approvals; (iv) the effect of the announcement or pendency of the proposed business combination on Cipher’s business relationships, performance, and business generally; (v) risks that the proposed business combination disrupts current plans of Cipher and potential difficulties in Cipher employee retention as a result of the proposed business combination; (vi) the outcome of any legal proceedings that may be instituted against Good Works or Cipher related to the agreement and plan of merger or the proposed business combination; (vii) the ability to maintain the listing of Good Works’ securities on the NASDAQ; (viii) the price of Good Works’ securities, including volatility resulting from changes in the competitive and highly regulated industries in which Cipher plans to operate, variations in performance across competitors, changes in laws and regulations affecting Cipher’s business and changes in the combined capital structure; and (ix) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in Good Works final proxy statement/information statement/prospectus contained in the Form S-4 registration statement described below, including those under “Risk Factors” therein, Quarterly Reports on Form 10-Q and other documents filed by Good Works from time to time with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Good Works and Cipher assume no obligation and, except as required by law, do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Good Works nor Cipher gives any assurance that either Good Works or Cipher will achieve its expectations.

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Additional Information and Where to Find It

This document relates to a proposed business combination between Good Works and Cipher. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Good Works intends to file a registration statement on Form S-4 that will include a proxy statement of Good Works, an information statement of Cipher and a prospectus of Good Works. The proxy statement/information statement/prospectus will be sent to all Good Works and Cipher stockholders as of a record date to be established for voting on the proposed business combination and the other matters to be voted upon at a meeting of Good Works’ stockholders to be held to approve the proposed business combination and other matters (the “Special Meeting”). Good Works may also file other documents regarding the proposed business combination with the SEC. The definitive proxy statement/information statement/prospectus will contain important information about the proposed business combination and the other matters to be voted upon at the Special Meeting and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Before making any voting decision, investors and security holders of Good Works and Cipher are urged to read the registration statement, the proxy statement/information statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination.

Investors and security holders will be able to obtain free copies of the proxy statement/information statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Good Works through the website maintained by the SEC at www.sec.gov, or by directing a request to Good Works Acquisition Corp., 4265 San Felipe, Suite 603, Houston, TX 77027, attention: Cary Grossman or by contacting Morrow Sodali LLC, Good Works’s proxy solicitor, for help, toll-free at (800) 662-5200 (banks and brokers can call collect at (203) 658-9400) or may contact Morrow Sodali LLC via email to GWAC.info@investor.morrowsodali.com.

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Participants in Solicitation

Good Works and Cipher and their respective directors and officers may be deemed to be participants in the solicitation of proxies from Good Works’ stockholders in connection with the proposed business combination. Information about Good Works’ directors and executive officers and their ownership of Good Works’ securities is set forth in Good Works’ filings with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed business combination may be obtained by reading the proxy statement/information statement/prospectus regarding the proposed business combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Standard Power Contact

Maxim Serezhin

Chief Executive Officer

Phone: +1 917 543 0354

Email: maxim@standardpwr.com

Standard Power Website

www.standardpwr.com

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